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                                                                    EXHIBIT 10.4


January __, 2006

Mr. Alan Brown
Nuveen Investments, Inc.
333 W. Wacker Drive
Chicago, Ill 60606

Re:      RESTRICTED STOCK AWARD AGREEMENT


Dear Mr. Brown:

I am pleased to confirm that the Compensation Committee (the "Committee") of the Board of Directors of Nuveen Investments, Inc. (the "Company") has approved the award (the "Award") to you of 30,000 shares of Class A Common Stock of the Company as a Special Restricted Stock Award (the "Restricted Stock") under the Nuveen Investments, Inc. 2005 Equity Incentive Plan (the "Plan"). Subject to your acceptance of the terms and conditions of this Award set forth in this letter agreement (this "Agreement"), this Award is effective as of JANUARY 13, 2006 (the "Effective Date"). With regard to vesting of the shares of Restricted Stock, 15,000 of the shares of Restricted Stock (the "Non-Performance Vested Restricted Stock") will vest in a single installment on September 30, 2008. The remaining 15,000 shares of Restricted Stock (the "Performance Vested Restricted Stock") are subject to performance vesting and will vest in one installment at the first calendar year end prior to January 1, 2009 at which time both (1) total assets under management held in Nuveen-sponsored open-end mutual funds exceed $20 billion (such amount to be adjusted up or down to reflect any acquisition or disposition of mutual fund assets by the Company after October 1,
2005), and (2) the Operating Margin for the mutual funds business equals or exceeds 83% of mutual fund net revenues. For these purposes, the Operating Margin shall be calculated using net advisory fees realized from Nuveen-sponsored open-end funds (reflecting, e.g., reimbursements, expense waivers and sub-advisory fees) as well as net distribution revenue realized from Nuveen-sponsored open-end funds (reflecting an offset for the amortization of advanced sales commissions) and the expenses relating to such funds, including personnel expenses (e.g., compensation and travel and entertainment), fund advertising and promotion, shelf space program or platform fees, cost of fund launches, fund organization costs, costs of incubating new funds (a capital charge on amounts above regulatory seed capital), and costs of any incremental fund service teams or resource commitments to support new open-end fund efforts such as offshore fund development.

The terms and conditions of this Award are governed by this Agreement and the Plan (a copy of which is attached hereto). Unless otherwise defined herein, terms used in this Agreement have the meanings assigned to them in the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern, except as set forth in paragraphs 5 and 6 below, where the terms of this Agreement shall govern.

1. As soon as practicable after the Effective Date of this Award, with respect to Non-Performance Vested Restricted Stock, the Company will transfer to and register in your name the number of shares of Class A Common Stock designated in this Award. No deferral opportunity is being offered with this grant of Restricted Stock.

2. Shares of Restricted Stock transferred under paragraph 1 will be evidenced by one or more certificates bearing a legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. The Company will retain physical possession of such certificates, and you will be required upon demand to execute and deliver one or more stock powers to the Company, endorsed in blank, relating to such shares of Restricted Stock for so long as such shares remain unvested and subject to a risk of forfeiture. Shares of Non-Performance Vested Restricted Stock that have not fully vested under the vesting provisions described herein, and the right to vote such stock and receive Dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered; provided, however, that you may grant to another person a revocable proxy to vote unvested shares of Non-Performance Vested Restricted Stock at a Company stockholder meeting.

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3.   You (or your beneficiary) will have full voting rights with respect to shares of the Non-Performance Vested Restricted Stock granted to you in this Award. You (or your beneficiary) will have no voting rights or rights to receive Dividends on the shares of Performance Vested Restricted Stock until such shares are performance vested.

4. You will be entitled to receive Dividends on shares of the Non-Performance Vested Restricted Stock payable to shareholders of record after the Effective Date (unless and until such Restricted Stock is forfeited). In the absence of an 83(b) election with regard to the Non-Performance Vested Restricted Stock, (described in further detail in a separate attachment), Dividends paid on unvested shares of Non-Performance Vested Restricted Stock will be treated as ordinary compensation and are subject to withholding.

5. Under the Plan, unvested shares of Restricted Stock will be forfeited in the event of termination of your employment with the Company and its subsidiaries, unless such termination is due to (i) your death, (ii) your Disability, (iii) your Retirement, (iv) a termination by the Company without Cause, or (v) a termination by you as a result of Constructive Termination (but only as provided in an employment agreement between you and the Company), and (vi) a Disaffiliation Transaction (all except "Retirement" as defined in the Plan). Where your employment is terminated for one of the reasons set forth in (i) through (vi) above, the Plan provides for accelerated vesting of your Restricted Stock. If your employment is terminated by you as a result of Good Reason, your Restricted Stock will similarly receive accelerated vesting. "Good Reason" as used in this Agreement means that (1) your current responsibilities in respect of the mutual fund business are materially diminished without your consent or
     (2) your reporting to the President of the Company or to another member of the Office of the Chairman is changed without your consent.

6. "Retirement" as used in this Agreement means your retirement from your employment with the Company or a Company subsidiary at (i) (your normal retirement date upon reaching age 65, or (ii) your early retirement with the approval of the Committee. There is no right to retire under this Agreement when the combination of your age and years working at the Company reach 90. By accepting this Agreement, you hereby waive all rights which you would otherwise have under the Plan with regard to the definition of "Retirement " set forth therein.

7. Subject to satisfaction of any tax withholding obligation as described below, shares of Restricted Stock that are no longer subject to forfeiture, will be transferred and delivered to you or your beneficiary as soon as practicable after the date on which they irrevocably vest. Upon the vesting of shares of Restricted Stock, the prohibition against the sale or transfer of such shares will be lifted and such shares may be treated as any other shares of Class A Common Stock of the Company, subject to any restrictions on transfer that may be applicable under federal securities laws. In the absence of an 83(b) election (described in further detail in a separate attachment), the transfer of such shares of Restricted Stock to you or your beneficiary upon vesting will be subject to withholding by the Company of amounts sufficient to cover withholding obligations applicable to such payment and transfer. In the event that any required tax withholding upon the settlement of such Awards exceeds your other compensation due from the Company, you agree to remit to the Company, as a condition to the settlement of such Awards, such additional amounts in cash as are necessary to satisfy such required withholding. Any and all withholding obligations may be settled with shares of Class A Common Stock.

8. Nothing in the Plan or this Agreement will be construed as creating any right in the Participant to continued employment, or as altering or amending the existing terms and conditions of the Participant's employment.

9. To the extent not preempted by federal law, this Agreement shall be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles.

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10.  This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Participant represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

     Very truly yours,

NUVEEN INVESTMENTS, INC.


By:
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         Vice President



ACCEPTED:
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